Exhibit 99.4

STANDARD PACIFIC CORP.

Offer to Exchange All of Our Outstanding

10.750% Senior Notes due 2016

(CUSIP Nos. 853766 AA1 and U85416 AA0)

For

Our new 10.750% Senior Notes due 2016

That Have Been Registered

Under the Securities Act of 1933

Pursuant to the Prospectus dated                     , 2009

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2009, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). TENDERS MAY BE WITHDRAWN AT ANY TIME AT OR BEFORE THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies, and other Nominees:

Standard Pacific Corp., a Delaware corporation (the “Company”), is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated                     , 2009 (the “Prospectus”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), up to $280,000,000 in aggregate principal amount of its new 10.750% Senior Notes due 2016 ( the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of outstanding 10.750% Senior Notes due 2016 (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal (which, together, as may be amended supplemented or otherwise modified from time to time constitute the “Exchange Offer”). As set forth in the Prospectus, the terms of the Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions, registration rights, and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes. The Prospectus and the Letter of Transmittal more fully describe the Exchange Offer.

We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Prospectus dated , 2009;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if, at or before the Expiration Time, certificates for Outstanding Notes are not available, if time will not permit all required documents to reach the Exchange Agent, or if the procedure for book-entry transfer cannot be completed;

4.	A form of letter that may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.	Substitute Form W-9 and Guidelines for Certification of Taxpayer identification number on Substitute Form W-9.

Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2009, unless extended. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time at or before the Expiration Time.

To participate in the Exchange Offer, you must complete, sign, and date the accompanying Letter of Transmittal, or a facsimile of the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal, together with your Outstanding Notes, to the Exchange Agent at the address set forth in the Prospectus or arrange for The Depository Trust Company to transmit to the Exchange Agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the Letter of Transmittal, and transfer the Outstanding Notes being tendered into the Exchange Agent’s account at The Depository Trust Company prior to the Expiration Time, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by such brokers, dealers, commercial banks, and trust companies as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

Any inquiries you may have regarding the procedure for tendering Outstanding Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York Mellon Trust Company, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

STANDARD PACIFIC CORP.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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